Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

SYNEOS HEALTH, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

_____________________________________________________

The undersigned, for purposes of amending the Certificate of Incorporation, as amended (the “Certificate of Incorporation”), of Syneos Health, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is Syneos Health, Inc. and that this Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware on August 13, 2010.

2.

The Board of Directors of the Corporation duly adopted resolutions in accordance with Section 242 of the General Corporation Law of the State of Delaware setting forth amendments to the Certificate of Incorporation of the Corporation and declaring such amendments to be advisable. The resolutions setting forth the amendments are as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation, as amended, is hereby further amended by amending and restating Section 5.2 of Article V thereof in its entirety to read as follows:

“5.2 Number of Directors. The total number of directors constituting the entire Board of Directors shall be such number as may be fixed from time to time exclusively by resolution of at least a majority of the Board of Directors then in office.”

RESOLVED FURTHER, that the Certificate of Incorporation of the Corporation, as amended, is hereby further amended by amending and restating Section 5.3 of Article V thereof in its entirety to read as follows:

“5.3 Election of Directors. Subject to the terms of any one or more series or classes of Preferred Stock, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II, and Class III. The members of the Board already in office will remain in their current class. Each of the directors elected as Class II directors at the 2022 annual meeting of the stockholders of the Corporation have been elected for a three-year term expiring at the 2025 annual meeting of stockholders. The term of the directors elected as Class III directors shall expire at the 2023 annual meeting of the stockholders of the Corporation and each of the directors to be elected as Class III directors at the 2023 annual meeting of the stockholders of the Corporation shall be elected for a two-year term. The term of the Class I directors shall expire at the 2024 annual meeting of the stockholders of the Corporation and each of the directors to be elected as Class I directors at the 2024 annual meeting of the stockholders of the Corporation shall be elected for a one-year term. From and after the 2025 annual meeting of the stockholders of the Corporation, the Board shall no longer be classified and at each succeeding annual meeting of the stockholders of the Corporation, each of the directors shall be elected for one-year terms. Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.”

RESOLVED FURTHER, that the Certificate of Incorporation of the Corporation, as amended, is hereby further amended by amending and restating Section 5.4 of Article V thereof in its entirety to read as follows:

“5.4 Removal of Directors.  Subject to the terms of any one or more series or classes of Preferred Stock, any or all of the directors may be removed at any time (a) only as provided in Section 141(k) of the DGCL and (b) only by the affirmative vote of a majority of the voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting as a single class.”

RESOLVED FURTHER, that the Certificate of Incorporation of the Corporation, as amended, is hereby further amended by amending and restating Section 5.6 of Article V thereof in its entirety to read as follows:

“5.6 Vacancies. Subject to the terms of any one or more series or classes of Preferred Stock, any vacancies in the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors shall be filled only by the Board of Directors (and not by the stockholders), acting by a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and any directors so appointed shall hold office until the next election of the class of directors to which such directors have been appointed or, following the termination of the division of directors into three classes, directors so appointed shall hold office for a term expiring at the next annual meeting of stockholders held after their appointment as directors, and, in either case, until their successors are duly elected and qualified.”

RESOLVED FURTHER, that the Certificate of Incorporation of the Corporation, as amended, is hereby further amended by amending and restating Section 6.2 of Article VI thereof in its entirety to read as follows:

“6.2 Advance Notice. Advance notice of nominations for the election of directors or proposals of other business to be considered by stockholders, made other than by the Board of Directors or a duly authorized committee thereof or any authorized officer of the Corporation to whom the Board of Directors or such committee shall have delegated such authority, shall be given in the manner provided in the Bylaws of the Corporation. Without limiting the generality of the foregoing, the Bylaws may require that such advance notice include such information as the Board of Directors may deem appropriate or useful.”

RESOLVED FURTHER, that the Certificate of Incorporation of the Corporation, as amended, is hereby further amended by amending and restating Section 10.1 of Article X thereof in its entirety to read as follows:

“10.1 [Reserved].”

3.

The stockholders of the Corporation duly adopted such amendments at the annual meeting of stockholders held on May 25, 2022 in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.	Such amendments were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 25th day of May, 2022.

SYNEOS HEALTH, INC.

/s/ Jonathan Olefson
Jonathan Olefson
General Counsel and Corporate Secretary